EXHIBIT 2

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THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AND ACCORDINGLY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

September [    ], 2007

THIRD SENIOR CONVERTIBLE PROMISSORY NOTE

FOR THE VALUE RECEIVED, TERCICA, INC., a Delaware corporation (the Company), promises to pay Ipsen, S.A. a French société anonyme, or its registered assigns (the Holder) the principal sum of Fifteen Million Dollars ($15,000,000) on the Maturity Date (as specified herein), together with interest computed on the basis of a 360-day year of twelve 30-day months (a) on the unpaid principal balance hereof at a rate equal to 2.5% per annum from the date hereof, which interest shall be compounded quarterly on March 31, June 30, September 30 and December 31 of each year, commencing October 1, 2007, and (b) to the extent permitted by law on any overdue payment of principal or interest at a rate per annum equal to Default Rate, which default interest shall be payable on demand. Payment shall be made in lawful tender of the United States to the Holder by the method and at the address specified for such purpose by the Holder from time to time.

1. DEFINITIONS

For purposes hereof, the following definitions shall apply:

(a)	Additional Shares of Common Stock has the meaning attributed to it in Section 3(f) of this Note.

(b)	Adjustment Events means (1) any reclassification or change of Common Stock (other than a change in par value, as a result of a Subdivision or Combination), (2) any consolidation, merger or mandatory share exchange of the Company with or into another corporation (other than a merger or mandatory share exchange with another corporation in which the Company is a continuing corporation and which does not result in any reclassification or change other than a change in par value or as a result of a Subdivision or Combination).

(c)	Affiliate means, in respect of any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person or any of its subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise.

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(d)	Affiliation Agreement means that certain Affiliation Agreement dated as of the date hereof by and among the Company, Ipsen S.A., a French société anonyme and Suraypharm, a French société par actions simplifiée.

(e)	Aggregate Consideration has the meaning attributed to it in Section 3(d) of this Note.

(f)	The terms beneficial owner, beneficial ownership and beneficially own have the meanings attributed to them in the Affiliation Agreement.

(g)	Board means the Board of Directors of the Company.

(h)	Business Day means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

(i)	Capital Lease means any lease that is required to be capitalized on the balance sheet of the lessee in accordance with generally accepted accounting principles.

(j)	Combination has the meaning attributed to in Section 4(c) of this Note.

(k)	Common Stock means the Company’s common stock with a par value of $0.001 per share.

(l)	Conversion Amount means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion plus (2) accrued and unpaid interest on such principal amount at the interest rates provided in this Note to the Conversion Date plus (3) Default Interest, if any, on the interest referred to in the immediately preceding clause (2).

(m)	Conversion Date has the meaning attributed to it in Section 2(a) of this Note.

(n)	Conversion Price means $7.41, as adjusted pursuant to Sections 3 and 4 of this Note.

(o)	Convertible Notes has the meaning attributed to it in the Purchase Agreement.

(p)	Convertible Securities has the meaning attributed to it in Section 3(e) of this Note.

(q)	Covenant Defeasance has the meaning attributed to it in Section 8.1(c) of this Note.

(r)	Default has the meaning attributed to it in Section 11 of this Note.

(s)	Default Interest means the interest payable at the Default Rate in respect of this Note as provided herein.

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(t)	Default Rate means the rate of interest that is the greater of (i) 5.52% and (ii) 3% over the applicable Libor Rate.

(u)	Disposition means the sale, lease or other disposition of any property by any Person.

(v)	EBITDA means, for any period, the sum, for the Company and its subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (i) net income for such period plus (ii) Interest Expense for such period, together with any original issue discount to the extent deducted in calculating net income plus (iii) income taxes for such period plus (iv) depreciation and amortization (to the extent deducted in computing net income) for such period.

(w)	Effective Price has the meaning attributed to it in Section 3(g) of this Note.

(x)	Guaranty, with respect to any Person, means all obligations of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person (a) to purchase such primary obligation or any property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such primary obligation or (ii) to maintain working capital or equity capital, or otherwise to advance or make available funds for the purchase or payment of such primary obligation, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure the owner of such primary obligation against loss in respect thereof; provided that the term “Guaranty” shall not include any endorsement of a matured instrument for collection or deposit in the ordinary course of business. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The verb “Guarantee” shall have a correlative meaning.

(y)	Increlex License has the meaning attributed to it in the Purchase Agreement.

(z)

Indebtedness, with respect to any Person, means all items (other than capital stock, capital surplus, retained earnings, obligations payable in capital stock of such Person and deferred credits) which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date of which Indebtedness is to be determined. The term “Indebtedness” shall also include, whether or not so reflected, (i) indebtedness, obligations and liabilities secured by

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any Lien on property of such Person whether or not the indebtedness secured thereby shall have been assumed by such Person, (ii) the amount that would appear on the liabilities side of a balance sheet of such Person as at the date of determination in respect of rentals under Capital Leases, (iii) obligations of such Person to pay the deferred purchase price or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising in the ordinary course of business, (iv) payment obligations with respect to interest rate swaps, currency swaps and similar obligations, and (v) all Guaranties of any of the above. Notwithstanding the foregoing, in determining the indebtedness of any Person, there shall be included all indebtedness of such Person deemed to be extinguished under generally accepted accounting principles but for which such Person remains legally liable. The amount of any limited recourse Indebtedness shall be equal to the principal amount of such limited recourse debt for which such Person provides credit support of any kind is liable as a guarantor or otherwise.

(aa)	Indemnitees has the meaning attributed to it in Section 12 of this Note.

(bb)	Interest Expense means, for any period, the sum, for the Company and its subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (i) all cash interest in respect of Indebtedness (including, without limitation, the interest component of any payments in respect of Capital Lease Obligations) accrued during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under the Interest Rate Protection Agreements during such period (whether or not actually paid or received during such period).

(cc)	Investor has the meaning attributed to it in the Affiliation Agreement.

(dd)	Investor Directors has the meaning attributed to it in the Affiliation Agreement.

(ee)	Libor Rate shall mean, for any date, the rate appearing on Page 3750 of the Dow Jones Markets Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Holder from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such date with a three-month maturity. In the event that such rate is not available at such time for any reason, then the Libor Rate shall be the arithmetic average of the rates (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity of three months are offered by the principal London office of Barclays Bank plc in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on such date.

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(ff)	Lien means any lien, pledge, mortgage, deed of trust, security interest, attachment, easement or other similar encumbrance of any kind.

(gg)	Losses has the meaning attributed to in Section 12 of this Note.

(hh)	Material Adverse Effect means a material adverse change in, or a material adverse effect upon (i) the operations, business, assets, properties, liabilities or financial condition of the Company and its subsidiaries taken as a whole or (ii) the ability of the Company to make any payments due in respect of this Note.

(ii)	Maturity Date has the meaning attributed to it in Section 2(a) of this Note.

(jj)	Net Indebtedness means as of any date (i) Indebtedness as of such date minus (ii) cash and cash equivalents held by the Company as of such date.

(kk)	New Note has the meaning attributed to in Section 4(a) of this Note.

(ll)	Note Adjustment Factor means a fraction, the numerator of which is the total number of shares outstanding immediately after the relevant Subdivision, Combination or Stock Dividend, and the denominator of which is the total number of shares existing immediately prior to such event.

(mm)	Note Conversion Shares has the meaning attributed to it in Section 2(a) of this Note.

(nn)	Note Ledger has the meaning attributed to it in Section 2(c) of this Note.

(oo)	Notice of Conversion means a notice to the Company of the Holder’s intention to convert all or a portion of this Note in accordance, such notice to be consistent with the form of notice attached as Annex A to this Note.

(pp)	Opinion of Counsel has the meaning attributed to it in Section 8.1(d)(iv) of this Note.

(qq)	Ownership Trigger has the meaning attributed to it in Section 2(a) of this Note.

(rr)

Permitted Indebtedness means (i) Indebtedness of the Company hereafter incurred in the ordinary course of business, (ii) Indebtedness listed on Schedule 1(rr) hereto, (iii) Indebtedness of the Company in respect of obligations under Capital Leases and other purchase money indebtedness, in each case incurred to finance expenditures that, in accordance with generally accepted accounting principles, are included in “capital expenditures,” “additions to property, plant or equipment” or comparable items in the financial statements of the Company incurred in the ordinary course of business, not to exceed One Million Dollars ($1,000,000) at any time outstanding, (iv) trade payables arising in the ordinary course of business, (v) Guarantees of Indebtedness permitted hereunder, (vi) loans by the Company or wholly-owned subsidiaries of the Company made in the

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ordinary course of business to the Company’s subsidiaries not to exceed, in the aggregate and at any time, One Million Dollars ($1,000,000) of principal amount outstanding, (vii) loans by the Company’s subsidiaries to the Company, (viii) payment obligations with respect to interest rate swaps, currency swaps and similar obligations entered into in the ordinary course of business and not for speculative or trading purposes, (ix) Indebtedness in respect of performance, bid, surety, indemnity, appeal bonds, completion guarantees and other obligations of like nature and Guarantees and or obligations as an account party in respect of the face amount of trade letters of credit in respect thereof (including worker’s compensation claims, environmental remediation and other environmental matters and obligations in connection with self-insurance or similar requirements), in each such case to the extent provided in the ordinary course of business, (x) subordinated indebtedness, (xi) Indebtedness of a Person existing at the time such Person becomes a subsidiary of the Company and not in contemplation thereof, provided such Indebtedness is repaid (and the commitments thereunder terminated) not later than 180 days following the date on which such Person becomes a subsidiary, and (x) Indebtedness of the Company as an account party or applicant in respect of letters of credit issued to landlords in an aggregate and at any time, One Million Dollars ($1,000,000) of principal amount outstanding.

(ss)	Permitted Investments means (i) investments made in accordance with the Company’s investment policy, attached hereto as Schedule 1(ss)(1), (ii) investments of subsidiaries or the Company in or to other subsidiaries that are not wholly owned not to exceed $250,000 in the aggregate in any calendar year, (iii) investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business, (iv) investments received as consideration in connection with a permitted disposition of any assets or received in satisfaction of judgments not to exceed $2,000,000, and (v) loans, advances or ownership existing on the date of this Note and set forth in Schedule 1(ss)(2) hereto.

(tt)

Permitted Liens means (i) any Lien for taxes, assessments or governmental charges or levies not yet due or payable or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles applied on a consistent basis, (ii) any statutory Lien and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title, in each case, arising in the ordinary course of business by operation of law with respect to a liability that is not past due or which is being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP, (iii) Liens securing equipment subject to Capital Leases that qualify as Permitted Indebtedness above, which Liens are in favor of the party from whom the Company is leasing the equipment, (iv) Liens existing on the date hereof and set

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forth in Schedule 1(tt) hereto, (v) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (vi) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, (vii) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default, (viii) leases or subleases granted to others not interfering in any material respect with the Company’s business, (ix) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted hereunder, (x) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions, (xi) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (xii) Liens of sellers of goods arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses, (xiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, or (xiv) Liens solely on deposits, advances, contractual payments, including implementation allowances or escrows made or paid by any loan party or any subsidiary to or with customers, clients or landlords in the ordinary course of business, provided that, such deposits, advances, contractual payments, implementation allowances or escrows do not, in the aggregate and at any one time, exceed One Million Dollars ($1,000,000).

(uu)	Permitted Transfer means the (i) Disposition of obsolete or worn out property or property no longer used or useful in the conduct of business, whether now owned or hereafter acquired, in the ordinary course of business, (ii) Disposition of inventory in the ordinary course of business, (iii) Disposition of equipment or real property in the ordinary course of business to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or is otherwise reinvested in the business of the Company or its subsidiaries or (y) the proceeds of such disposition are applied within 180 days to the purchase price of similar replacement property or is otherwise reinvested in the business of the Company and its subsidiaries, (iv) Disposition of assets by any subsidiary of the Company to the Company, (v) the granting of a non-exclusive license or sublicense by the Company and its subsidiaries of software, trademarks, patents and other intellectual property in the ordinary course of business, and which do not materially interfere with the business of the Company and its subsidiaries taken as a whole or otherwise conflict with any contract or license to which the Company or any of its subsidiaries are bound, and only to the extent that such grant does not require the Holder’s consent pursuant to Section 8.1(a), (vi) Dispositions of cash equivalents and (vi) liquidation, winding up or dissolution of a subsidiary of the Company that has no operations or revenues.

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(vv)	Person means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(ww)	Purchase Agreement means that certain Stock Purchase and Master Transaction Agreement dated as of July 18, 2006 by and between the Company and Ipsen, S.A., a French société anonyme.

(xx)	Reference Price means $4.75.

(yy)	Registration Rights Agreement has the meaning attributed to it in the Purchase Agreement.

(zz)	Rights has the meaning attributed to it in the Rights Agreement.

(aaa)	Rights Agreement has the meaning attributed to it in the Affiliation Agreement.

(bbb)	Somatuline Autogel License has the meaning attributed to it in the Purchase Agreement.

(ccc)	Stock Dividend means a payment by the Company of a dividend or other distribution in Common Stock to all holders of Common Stock.

(ddd)	Subdivision has the meaning attributed to in Section 4(b) of this Note.

(eee)	Tax means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

(fff)	Transaction Documents has the meaning attributed to it in the Purchase Agreement.

(ggg)	Trigger Price has the meaning attributed to it in Section 3(a) of this Note.

(hhh)	Triggering Sale has the meaning attributed to it in the Affiliation Agreement.

(iii)	Trustee has the meaning attributed to it in Section 8.1(d)(i) of this Note.

(jjj)	Trustee Account has the meaning attributed to it in Section 8.1(d)(i) of this Note.

(kkk)	Warrant has the meaning attributed to it in the Purchase Agreement.

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2. PAYMENT; CONVERSION OF NOTE

(a)	The entire principal balance of this Note, together with interest accrued thereon, shall be immediately due and payable, in cash, on the date which is the later of (i) October 13, 2011 and (ii) two years following the date on which the Holder provides notice to the Company that it will not convert this Note in full (the Maturity Date); provided however, that such amount will become due and payable, at the option of the Holder, by notice to the Company upon the occurrence of and at any time after an Ownership Trigger. For purposes of this Note, an Ownership Trigger shall occur if, after the date hereof, (x) the provisions of Section 3 of the Affiliation Agreement remain in effect and (1) any Person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than the Holder or its Affiliates) that is not already the beneficial owner of more than 9.9% of the then outstanding Common Stock acquires beneficial ownership of greater than 9.9% of the then outstanding Common Stock, or (2) any Person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than the Holder or its Affiliates) currently beneficially owning greater than 9.9% of the outstanding Common Stock increases the percentage of the outstanding Common Stock currently beneficially owned by such Person or group; or (y) the provisions of Section 3 of the Affiliation Agreement shall cease to be effective and any Person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than the Holder or its Affiliates) acquires beneficial ownership of greater than 50% of the then outstanding Common Stock. All payments made in respect of the Notes shall be made on a pari passu basis. The Company shall not be permitted to prepay any interest or principal due under the Note without the prior written consent of the Holder. The Holder shall have the right, at its option, at any time from and after the date of this Note, to convert the principal amount of this Note and all accrued interest thereon, or any portion of such principal amount and interest, into that number of fully paid and nonassessable shares of Common Stock (as such shares shall then be constituted) determined pursuant to this Section 2. The number of shares of Common Stock to be issued upon each conversion of this Note (the Note Conversion Shares) shall be determined by dividing the Conversion Amount by the Conversion Price in effect on the date (the Conversion Date) a Notice of Conversion is delivered to the Company by the Holder by facsimile or other reasonable means of communication dispatched prior to 5:00 p.m., New York Time.

(b)	The Company (i) shall promptly irrevocably instruct its transfer agent to issue certificates for the Common Stock issuable upon conversion of this Note and (ii) agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock in accordance with the terms and conditions of this Note.

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(c)	Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless the entire unpaid principal amount of this Note is so converted. Rather, records showing the principal amount converted (or otherwise repaid) and the date of such conversion or repayment shall be maintained on a ledger in a form to be reasonably acceptable to the Company and the Holder (the Note Ledger) (a copy of which shall be delivered to the Company or transfer agent with each Notice of Conversion). It is specifically contemplated that the Company hereof shall act as the calculation agent for conversions and repayments. In the event of any dispute or discrepancies, such records maintained by the Company shall be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following a conversion of a portion of this Note, the principal amount represented by this Note will be the amount indicated on the Note Ledger (which may be less than the amount stated on the face hereof).

(d)	The Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock or other securities or property on conversion of this Note in a name other than that of the Holder (or in street name), and the Company shall not be required to issue or deliver any such shares or other securities or property unless and until the Person or Persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder’s account) requesting the issuance thereof shall have paid to the Company the amount of any such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(e)

Upon receipt by the Company of a Notice of Conversion, the Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, the outstanding principal amount and the amount of accrued and unpaid interest on this Note shall be reduced to reflect such conversion, and, unless the Company defaults on its obligations under this Section 2, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion. If the Holder shall have given a Notice of Conversion as provided herein, the Company’s obligation to issue and deliver the certificates for shares of Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any Person or any action by the Holder to enforce the same, any failure or delay in the enforcement of any other obligation of the Company to the Holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Company, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection

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with such conversion. The date of receipt (including receipt via telecopy) of such Notice of Conversion shall be the Conversion Date so long as it is received before 5:00 p.m., New York Time, on such date.

3. PRICE-BASED ANTI-DILUTION ADJUSTMENT OF CONVERSION PRICE

(a)	If at any time or from time to time after the date hereof, the Company issues or sells, or is deemed by the express provisions of this Section 3 to have issued or sold, Additional Shares of Common Stock, other than as provided in Sections 4(a)-4(d) below, for an Effective Price less than the lower of (i) the Reference Price or (ii) the then effective Conversion Price (such lower amount, the Trigger Price), then and in each such case, the then effective Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined in accordance with the following formula:

A	=	B	x	[C + (D/E)]
[C + F]

For the purposes of this clause (a) and clause (g), the following definitions shall apply:

A = the Conversion Price in effect immediately after such issue or sale of Additional Shares of Common Stock.

B = the Conversion Price in effect immediately prior to such issue or sale of Additional Shares of Common Stock.

C = the number of shares of Common Stock Outstanding (as defined in clause (b) below) immediately prior to such issue or sale of Additional Shares of Common Stock.

D = the Aggregate Consideration received in exchange for such Additional Shares of Common Stock.

E = the Trigger Price.

F = the number of such Additional Shares of Common Stock so issued or sold.

(b)	For the purposes of Section 3(a), the number of shares of Common Stock deemed to be outstanding (Common Stock Outstanding) as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, plus (B) the number of shares of Common Stock into which the then outstanding Convertible Notes could be converted if fully converted on the day immediately preceding the given date, plus (C) the number of shares of Common Stock which are issuable upon the exercise of the Warrant on the day immediately preceding the given date.

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(c)	No adjustment shall be made to the Conversion Price under this Section 3 in an amount less than one cent per share. Any adjustment required by this Section 3 shall be rounded to the nearest one cent ($0.01) per share. Any adjustment otherwise required by this Section 3 that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the Conversion Price.

(d)	For the purpose of making any adjustment required under this Section 3, the aggregate consideration received by the Company for any issue or sale of securities (the Aggregate Consideration) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board (in a manner consistent with comparable activities such as valuing stock options for accounting purposes) to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(e)	For the purpose of the adjustment required under this Section 3, if the Company issues or sells (x) capital stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock, other than the Rights (such convertible stock or securities being herein referred to as Convertible Securities), or (y) rights (other than the Rights) or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(i)	in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(ii)

in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such

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Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(iii)	If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided however, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(iv)	No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be subsequently adjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

(f)	For the purpose of making any adjustment to the Conversion Price under this Section 3, Additional Shares of Common Stock shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 3, other than:

(i)	shares of Common Stock issued upon conversion of the Convertible Notes;

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(ii)	shares of Common Stock or Convertible Securities issued after the date hereof to employees, officers or directors of, or consultants to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board (provided that such consultants receive no more than 75,000 shares of Common Stock in aggregate per calendar year and the issuance of such shares to such consultants shall be for services and in amounts that are consistent with past issuances);

(iii)	shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the date hereof, including the Warrant; or

(iv)	shares of Common Stock or Convertible Securities issued in connection with any stock split, stock dividend or recapitalization by the Company.

References to Common Stock in the subsections of this clause (f) shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 3.

(g)	The Effective Price shall mean the price at which Additional Shares of Common Stock are issued or sold and shall be determined in accordance with the following formula:

Effective Price = (D)/(F)

where D and F have the meaning given to them in Section 3(a) above.

(h)	In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

4. FURTHER ADJUSTMENTS TO CONVERSION PRICE

The Conversion Price and the Note Conversion Shares shall be subject to further adjustment from time to time upon the happening of certain events as follows:

(a)

Reclassification, Consolidation, Merger, Mandatory Share Exchange, Sale or Transfer. Upon the occurrence of any Adjustment Events while any outstanding principal amount of this Note or any accrued interest thereon remains capable of being converted pursuant to Section 2 above, the Holder may in its sole discretion require the Company, or any successor or purchasing corporation, as the case may be, without payment of any additional consideration therefor, to execute and

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deliver to the Holder a new note which shall be upon terms no less favorable to the Holder than those then applicable to this Note (a New Note) and upon conversion of the principal amount of the New Note and all accrued interest thereon or conversion of any portion of such principal amount and interest, the Holder shall receive in lieu of each share of Common Stock theretofore issuable upon such conversion of this Note, the kind and amount of shares of stock, other securities, money or property receivable upon such Adjustment Event by the holder of one share of Common Stock issuable upon such conversion of this Note had this Note been converted in such manner immediately prior to such Adjustment Event. Such new Note shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Sections 3 and 4 hereto. Prior to such request for a New Note, this Note shall be convertible for such number of shares for which the New Note would be convertible.

(b)	Subdivision of Shares. If, while any outstanding principal amount of this Note or any accrued interest thereon remains capable of being converted pursuant to Section 2 above, the Company shall subdivide its Common Stock (a Subdivision), then as of the effective date of such Subdivision, or, if the Company shall take a record of holders of its Common Stock for the purpose of so subdividing, as of such record date, whichever is earlier, the Conversion Price in effect on such date shall be adjusted by dividing such Conversion Price by the Note Adjustment Factor applicable to such Subdivision.

(c)	Combination of Shares. If, while any outstanding principal amount of this Note or any accrued interest thereon remains capable of being converted pursuant to Section 2 above, the Company shall combine its Common Stock (a Combination), then as of the effective date of such Combination, or, if the Company shall take a record of holders of its Common Stock for the purpose of so combining, as of such record date, whichever is earlier, the Conversion Price in effect on such date shall be adjusted by dividing such Conversion Price by the Note Adjustment Factor applicable to such Combination.

(d)	Stock Dividends. If, while any outstanding principal amount of this Note or any accrued interest thereon remains capable of being converted pursuant to Section 2 above, the Company shall pay a Stock Dividend, then as of the date the Company shall take a record of the holders of its Common Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the date of such payment or other distribution), the Conversion Price in effect on such date shall be adjusted by dividing such Conversion Price by the Note Adjustment Factor applicable to such Stock Dividend; provided that the provisions of this clause (d) shall not apply under any of the circumstances for which an adjustment is provided in clauses (a), (b) or (c).

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5. NOTICE OF ADJUSTMENTS

Whenever the Conversion Price shall be adjusted pursuant to Sections 3 or 4 hereof, the Company shall promptly prepare a certificate signed by its Chief Executive Officer or Chief Financial Officer setting forth in reasonable detail the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Company’s Board of Directors made any determination hereunder), and the Conversion Price after giving effect to such adjustment, and shall promptly cause copies of such certificate to be sent by overnight courier to the Holder.

6. ISSUANCE OF STOCK ON CONVERSION

Upon conversion of this Note as set forth in Section 2 above, the Company at its expense will cause to be issued, in the name of and delivered to the Holder, a certificate or certificates for, or, to the extent the Note Conversion Shares are not restricted securities, make deposit with the Depository Trust Company via book-entry, the number of shares of Common Stock to which the Holder shall be entitled on such conversion together with any other securities and property, if any, to which the Holder is entitled on such conversion under the terms of this Note. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall calculate and pay a cash adjustment in respect of such fraction.

7. REPRESENTATIONS AND WARRANTIES

Except as set forth on the Disclosure Schedule attached hereto, the Company represents and warrants that the following are true as of the date hereof: (a) as of the date hereof, all outstanding Indebtedness of the Company is listed on Schedule 1(rr) attached hereto; (b) no outstanding Indebtedness of the Company will be senior to the Indebtedness evidenced by this Note other than Indebtedness that is collaterally secured (and then only to the extent of such collateral security); (c) except as set forth on Schedule 7(c) hereto, there are no financing statements on file naming the Company as debtor; (d) upon conversion of this Note, the Note Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable assuming that such amendment does not otherwise provide for assessment, and upon issuance, will be free of any taxes, liens and encumbrances related to the issuance thereof and will not be subject to the preemptive rights or other similar rights of stockholders of the Company; and (e) the Company’s payment obligations under this Note rank at least pari passu, without preference or priority, with all other unsecured Indebtedness of the Company

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8. COVENANTS

8.1 Negative Covenants

(a)	Unless the Holder shall otherwise consent in writing, the Company hereby covenants and agrees with the Holder that it will not (and will cause its subsidiaries not to) until the earlier of: (i) payment in full by the Company to the Holder of the principal and any outstanding interest payable in respect of this Note, or (ii) the date of completion of a Triggering Sale and the occurrence of the Covenant Defeasance in compliance with the provisions of Sections 8.1(c) and 8.1(d):

(i)	make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company other than Permitted Investments;

(ii)	adopt any plan or arrangement for the dissolution or liquidation of the Company;

(iii)	enter into any material transaction or contract unless the transaction or contract would reflect the execution of a board-approved budget and would not be reasonably anticipated to increase future budgets (i) beyond current projections, or (ii) where no current projections have been formally prepared, beyond reasonably anticipated growth based on the Company’s recent operating performance;

(iv)	directly or indirectly acquire, sell, lease or otherwise dispose of any property or assets other than in its ordinary course of business; provided that, the Company shall not in any event acquire, sell, lease, or dispose of any property or assets with an aggregate value exceeding Five Million Dollars ($5,000,000) without the Investor’s written consent unless it is a Permitted Transfer;

(v)	merge into or consolidate with any other Person other than with the Company;

(vi)	establish or approve an operating budget with anticipated research and development spending per calendar year in excess of the sum of (i) Twenty Five Million Dollars ($25,000,000) (with such research and development spending being determined on a GAAP basis) plus (ii) the amounts approved by the Joint Steering Committee established under the Somatuline Autogel License for spending related to the products of Ipsen, S.A. or its Affiliates;

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(vii)	enter into any transaction or agreement that would be reasonably likely to require an increase to research and development spending that would cause such spending to exceed the aggregate amount specified in Section 8.1(a)(vi) hereof;

(viii)	incur capital expenditures (on a GAAP basis) of more than Two Million Dollars ($2,000,000) in any given calendar year;

(ix)	make any investment, through the direct or indirect holding of securities or otherwise, other than Permitted Investments;

(x)	incur any Indebtedness (including extensions, renewals or refinancings and drawdowns under existing facilities), other than (i) Indebtedness evidenced by the Convertible Notes, and (ii) Permitted Indebtedness; provided that, with respect to (ii), if following the incurrence of such Permitted Indebtedness, the total Indebtedness exceeds Two Million Five Hundred Thousand Dollars ($2,500,000) (excluding trade payables in the ordinary course of business that are not more than 90 days past due), then such Permitted Indebtedness shall not be permitted unless immediately prior and after giving effect to the incurrence of such Permitted Indebtedness, the Company’s ratio of Net Indebtedness to EBITDA shall not exceed 1 to 1;

(xi)	change the principal business of the Company, enter new lines of business (if such business or businesses are material to the Company or its subsidiaries), or exit the current line of business of the Company; provided that the Company shall be permitted to make reasonable extensions, developments or expansions to the business of the Company;

(xii)	declare or pay any cash dividend on or redeem or repurchase any of its capital stock, directly or indirectly, until the Note has been converted or paid in its entirety as provided herein, other than acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company;

(xiii)	create, incur, assume or permit to exist, any Liens on any of its properties or assets whether now owned or hereafter acquired, other than Permitted Liens;

(xiv)	prepay or pay any Indebtedness except for trade payables incurred in the ordinary course of the Company’s business and Permitted Indebtedness; or

(xv)	permit any of its subsidiaries to enter into any agreement or contractual or other restriction (other than customary limitations imposed by corporate law or similar statutes) restricting the ability of such subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its subsidiaries that owns outstanding shares of capital stock or similar equity interests of such subsidiary.

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(b)	Notwithstanding the foregoing, in the event that any action set forth in this Section 8.1 is approved by the Board, including the affirmative vote of the Investor Directors, the Company shall as soon as reasonably practicable following such approval, provide the Holder with written notice of such approval and unless the Holder, within ten (10) Business Days after receipt of such notice, notifies the Company in writing that it does not consent to such action, the Holder’s written consent to such action shall be deemed to have been given.

(c)	Notwithstanding the foregoing, in the event that a Triggering Sale occurs, the Company may, subject to the terms and conditions set forth herein, elect to provide for the defeasance of its obligations with respect to certain covenants contained in this Note by delivering written notice to the Holder, which notice (i) shall be given not later than 30 days prior to the intended date for the deposit of funds contemplated by Section 8.1(d) and (ii) shall state that the Company wishes to provide for the defeasance of certain of its obligations in accordance with Sections 8.1(c), 8.1(d), 8.1(e) and 8.1(f) and that such defeasance shall be subject to the terms and conditions set forth in Sections 8.1(d), 8.1(e) and 8.1(f). Upon satisfaction of the conditions set forth in Section 8.1(d), the Company shall be released from its obligations under Section 8.1(a) (other than its obligations under Sections 8.1(a)(ii), 8.1(a)(v) and 8.1(a)(xi) (in so far as such Section 8.1(a)(xi) relates to changing the principal place of business of the Company) with respect to this Note (the Covenant Defeasance) and this Note shall thereafter be deemed not to be outstanding for the purposes of any direction, waiver, consent or declaration or act of the Holder (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed outstanding for all other purposes hereunder. For this purpose, such Covenant Defeasance means that, with respect to this Note, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default under Section 11, but, except as specified above, the remainder of this Note shall be unaffected thereby. Notwithstanding the foregoing, the Company shall be released from its obligations under Section 8.1(a)(v) only if it meets the merger conditions set forth in Section 8.1(g) (the Merger Conditions).

(d)	The following shall be the conditions to the application of Section 8.1(c):

(i)

the Company must irrevocably deposit or cause to be deposited to an account (the Trust Account) to be held with a financial institution reasonably acceptable to the Holder and the Company that shall act as trustee for the Holder (the Trustee), as trust funds in trust, specifically

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pledged as security for, and dedicated solely to, the benefit of the Holder, cash, United States government securities, or a combination thereof, in such amounts sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest then due or known to be due on this Note on the Maturity Date of such principal (and premium, if any) or installment of interest;

(ii)

the Company has delivered evidence reasonably acceptable to the Holder that no Default has occurred and is continuing on the date of such deposit and, insofar as an event of bankruptcy under Section 11(h) is concerned, at any time after the date of such deposit until the 91st day after the date of such deposit;

(iii)	such Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, this Note or any other material agreement or instrument to which the Company is a party or by which it is bound;

(iv)	the Company shall have delivered to the Holder a written legal opinion (which may be subject to customary exceptions), from legal counsel that is reasonably acceptable to the Holder (an Opinion of Counsel), to the effect that the Holder will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at that same times as would have been the case if such Covenant Defeasance had not occurred;

(v)	the Company must have delivered to the Holder a certificate signed by an authorized officer of the Company and an Opinion of Counsel, each stating that all conditions precedent to the Covenant Defeasance have been complied with; and

(vi)	the Company shall have delivered documentation reasonably acceptable to the Holder providing for the creation of the trust contemplated by this Sections 8.1(d), the appointment of the Trustee and the terms of the trust and the creation and perfection of the security interest referred to in Section 8.1(d)(i).

(e)	Any money and United States government securities deposited in the Trust Account pursuant to Section 8.1(d)(i) in respect of this Note shall be held in trust and applied by the Company, in accordance with the provisions of this Note and the other Transaction Documents, to the payment to the Holder of this Note and of all sums due and to become due thereon in respect of principal, premium, if any, and interest.

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(f)	If the Trustee is unable to apply any money or United States government securities in accordance with Section 8.1(e) by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Note shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.1(d)(i), until such time as the Trustee or the Holder is permitted to apply all such money and United States government securities in accordance with Section 8.1(e). The Company hereby waives, until the indefeasible payment in full of the Note, any right of subrogation or contribution it may have, whether arising by contract or law (including any such right arising under the US Federal Bankruptcy Code) or otherwise, by reason of any payment of principal of, or premium, if any, or interest on this Note following the reinstatement of its obligations hereunder.

(g)	The following conditions shall be applicable to the application of Section 8.1(c) in respect of the Merger Conditions:

(i)	the surviving entity of the merger or consolidation is organized under the laws of the United States, any state thereof or the District of Columbia or the European Union (as of April 20, 2004);

(ii)	the Holder receives 30 days’ prior notice of the merger or consolidation;

(iii)	the Holder receives an Opinion of Counsel to the effect that, after giving effect to the merger or consolidation, the Company will not be required to withhold or deduct in respect of any payments under this Note or, prior to giving effect to such merger or consolidation, the Holder receives a satisfactory indemnification indemnifying it for any withholding or deduction in respect of any Tax on payments made hereunder; and

(iv)	the surviving entity delivers to the Holder a certified copy of its charter documents and an assumption agreement reasonably acceptable to the Holder pursuant to which the Holder irrevocably and unconditionally assumes all of the obligations of the Company under this Note and any agreement delivered thereunder, including the documentation relating to the trust provided for in Section 8.1(d).

8.2 Affirmative Covenants

The Company hereby covenants and agrees that it shall:

(a)	give written notice to the Holder upon the occurrence of a Default or any event but for the giving of notice or lapse of time, or both, would constitute a Default within five (5) Business Days of such event;

(b)	use the proceeds from the issuance of this Note solely for product development, general working capital purposes, liabilities incurred in the ordinary course of

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business and not in any way for any purpose that entails a violation of, or is inconsistent with, Regulation U of the Board of Governors of the Federal Reserve System of the United States of America;

(c)	comply in all material respects with all applicable laws (whether federal, state or local and whether statutory, administrative or judicial or other) and with every applicable lawful governmental order (whether administrative or judicial) except in such instances in which (i) such law or governmental order is being contested in good faith by appropriate proceedings or (ii) the failure to comply therewith would not be reasonably be expected to have a Material Adverse Effect;

(d)	keep adequate and proper records and books of account, in which complete and correct entries will be made consistent with the Company’s past practice, reflecting all financial transactions of the Company;

(e)	maintain and preserve its existence, rights and privileges, and obtain, maintain and preserve any permits, licenses, authorizations and approvals that are necessary in the proper conduct of its business except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(f)	maintain sufficient available shares for the issuance of the Note Conversion Shares and cause the Note Conversion Shares to be (i) validly issued, fully paid and nonassessable (ii) free from all taxes, liens and encumbrances with respect to the issue thereof and (iii) not subject to any required consent, any preemptive rights or other similar rights of stockholders of the Company that have not been duly waived at such time as this Note is converted into the Note Conversion Shares.

9. NO IMPAIRMENT

The Company shall not intentionally take or omit any action which would impair the rights and privileges of this Note set forth herein or the rights and privileges of the Holder of this Note.

10. REPLACEMENT NOTE; NOTE TRANSFER

(a)	In the event that the Holder notifies the Company that this Note has been lost, stolen or destroyed, a replacement Note identical in all respects to the original Note shall be issued by the Company to the Holder.

(b)

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for

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all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefore, a complete and correct copy of the names and addresses of all registered holders of the Notes.

(c)	Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense, one or more new Notes in exchange therefore, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.

11. EVENTS OF DEFAULT

If any of the following shall occur (each a Default):

(a)	the Company shall fail to pay any principal or interest in respect of this Note and such failure continues for five (5) Business Days following written notice thereof from the Holder to the Company specifying such failure;

(b)	any representation or warranty made by the Company in this Note or any other Transaction Document shall have been incorrect in any material respect when made,

(c)	the Company shall fail to perform or observe any covenant or agreement contained in this Note or any other Transaction Document to be performed or observed by it and such failure shall remain unremedied for a period of (i) thirty (30) calendar days after the Holder has been informed thereof and the Company has received notice of such failure, or (ii) thirty (30) calendar days after the occurrence thereof if the Holder has not been informed thereof in accordance with the terms hereof;

(d)	any default or event of default (howsoever described) shall occur under any other Note after giving effect to any applicable grace or cure period;

(e)

(i) the Company or any of its subsidiaries shall fail to pay any Indebtedness for borrowed money in excess of $250,000 (other than the Indebtedness evidenced by the Notes), including any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace or cure period, if any, specified in the agreement or instrument relating to such Indebtedness, (ii) any other event shall occur and shall continue after the applicable grace or cure period, if any, specified in such agreement or instrument, if the effect of such event is to accelerate, or to permit the acceleration of, the maturity of such

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Indebtedness for borrowed money in excess of the Threshold; or any such Indebtedness for borrowed money in excess of the Threshold shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time), the Company or any subsidiary has become obligated to purchase or repay such Indebtedness for borrowed money before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount in excess of the Threshold (or its equivalent in the relevant currency of payment), or one or more Persons have the right to require the Company or any subsidiary so to purchase or repay such Indebtedness;

(f)	this Note shall for any reason fail or cease to rank at least pari passu in right of payment to all other Indebtedness with the Company’s most senior debt other than (i) any senior debt of the Company set forth in Schedule 11(f) hereto, and (ii) Permitted Indebtedness secured by Permitted Liens that is collaterally secured (and then only to the extent of such collateral security);

(g)	the Company or any of its subsidiaries shall be generally not paying its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or

(h)	any proceeding shall be instituted by or against the Company or any of its subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for the Company or for any substantial part of its property and such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or the Company shall take any action to authorize or effect any of the actions set forth above in this clause (h);

then the Holder may (1) declare all amounts due hereunder (including without limitation, principal, interest and all other amounts due hereunder) to be immediately due and payable, whereupon all amounts due under this Note shall become and shall be forthwith due and payable, without diligence, presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and (2) exercise any and all of its other rights under applicable law and hereunder, provided that upon the occurrence of a Default in clause (g) or (h) above (as to the Company), all amounts due hereunder (including, without limitation, principal, interest and all other amounts due hereunder) shall automatically become immediately due and payable without notice to the Company and the Holder shall have the right to exercise any and all of its other rights under applicable law and hereunder.

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12. INDEMNIFICATION

The Company hereby agrees to indemnify and hold harmless the Holder and its respective Affiliates, directors, officers, partners, employees and other agents and representatives (Indemnitees) from and against any and all liabilities, judgments, claims, settlements, losses, damages, reasonable fees (including attorneys’, accountants’ and other experts’ fees and disbursements), liens, taxes, penalties, obligations and expenses (collectively, Losses) incurred or suffered by any such Person or entity arising from, by reason of or in connection with any misrepresentation or breach of any representation, warranty or covenant of the Company contained in this Note or other document delivered by the Company pursuant to or in connection with this Note (other than the Purchase Agreement, the Somatuline Autogel License, the Increlex License, the Registration Rights Agreement and the Affiliation Agreement) or otherwise in connection with or as a result of or related to the execution, delivery or performance of this Note or the transactions contemplated hereby other than any Losses caused by the gross negligence or willful misconduct of the Indemnitees. The indemnification provisions of this Section 12 shall survive repayment in full of this Note. For the avoidance of doubt, the provisions of this Section 12 shall be without prejudice to any remedies to which the parties to any of the other Transaction Documents may be entitled thereunder at law or in equity, including for any breach or non-performance of any representation, warranty, covenant or covenant contained therein.

13. SET-OFF; DEDUCTION; WITHHOLDING

If provision is required to by law or regulation of the United States for withholding of Taxes with respect to any amounts payable by the Company to the Holder pursuant to this Agreement, the Company shall promptly pay such Tax on behalf of the Holder to the proper governmental authority and the Company shall promptly furnish the Holder with a certificate of Taxes deducted under such withholding tax laws. The Company shall have the right to offset any such Tax actually paid from any payment due to the Holder. The Company and the Holder shall cooperate with each other in obtaining any exemption from or reduced rate of Tax available under any applicable law or tax treaty.

The obligations of the Company under this Section 13 shall survive the payment or transfer of this Note and the provisions of this Section 13 shall also apply to successive transferees of this Note.

14. MISCELLANEOUS

(a)	All notices, requests, consents and other communications hereunder shall be in writing, shall be delivered by facsimile (with receipt confirmed by telephone) or nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed and shall be delivered as addressed as follows:

(i)	if to the Company, to:

Tercica, Inc.

2000 Sierra Point Parkway, Suite 400

Brisbane, California 94005

United States of America

Attention: General Counsel

Facsimile: +1 650 238 1520

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with a copy (which shall not constitute notice) to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto

California 94306

United States of America

Attention: Suzanne Sawochka Hooper

Facsimile: +1 650 849 7400

or to such other person, at such other place or to such other facsimile number as the Company shall designate to the Holder in writing; and

(ii)	if to the Holder, to:

Ipsen S.A

42, rue du Docteur Blanche

75016 Paris

France

Attention: General Counsel

Facsimile: +33 1 4496 1188

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer LLP

520 Madison Avenue, 34th Floor

New York, NY 10022

United States of America

Attention: Matthew Jacobson, Esq.

Facsimile: +1 212 277 4001

or to such other person, at such other place or to such other facsimile number as the Holder shall designate to the Company in writing.

(b)

No failure on the part of the Holder to exercise, and no delay in exercising, any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof by the Holder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or

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remedy of the Holder. All rights, powers, privileges and remedies hereunder and under applicable law are cumulative and not exclusive. No amendment or waiver of any provision of this Note, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Holder, and then such waiver or consent shall be effective only in the specific instance and For the specific purpose for which given.

(c)	Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(d)	The Company hereby (i) irrevocably submits to the exclusive jurisdiction of any New York State or Federal court located in the Borough of Manhattan in the City of New York in any action or proceeding arising out of or relating to this Note, (ii) waives any defense based on doctrines of venue or forum non conveniens, or similar rules or doctrines, (iii) irrevocably agrees that all claims in respect of such an action or proceeding may be heard and determined in such New York State or Federal court; and (iv) irrevocably agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), return receipt requested, postage prepaid and specifying next day or two-day delivery, to the Company at its address set forth in Section 14(a) or at such other address of which the Holder shall have been notified pursuant thereto.

(e)	This Note shall be construed in accordance with, and this Note and all matters arising out of or relating in any way whatsoever to this Note (whether in contract, tort, or otherwise) shall be governed by, the law of the State of New York.

(f)	The Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred by the Holder in connection with the enforcement or collection of this Note, including, without limitation, in connection with the foreclosure of Collateral, regardless of whether any action is instituted. The obligations of the Company under this Section 14(f) shall survive repayment in full of this Note.

(g)	This Note and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred (whether by operation of law, by contract, or otherwise) without the prior written consent of the other party hereto; provided that the Holder may, without obtaining the prior written consent of the Company, assign, delegate, or otherwise transfer its rights and obligations hereunder to any Affiliate of the Holder. Any attempted assignment, delegation or transfer in violation of this Section 14(g) shall be void and of no force or effect.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed on the date first set forth above.

TERCICA, INC.

By:
Name:
Title:

The undersigned acknowledges and agrees to the terms of this Note.

IPSEN, S.A.

By:
Name:
Title:

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ANNEX A

FORM OF NOTICE OF CONVERSION

To:	Tercica, Inc.

2000 Sierra Point Parkway, Suite 400

Brisbane, California 94005

USA

Attn:	General Counsel

TERCICA, INC.

Third Senior Convertible Promissory Note

convertible into shares of Tercica, Inc.’s common stock

Any term used in this Notice of Conversion and not otherwise defined shall have the meaning set forth in the Tercica, Inc. Third Senior Convertible Promissory Note (the Note) for the principal sum of $15,000,000 issued to Ipsen, S.A., a French société anonyme, and dated September     ], 2007. The undersigned, being the holder of the Note, hereby irrevocably elects that a Conversion Amount of $[                    ] [(comprised of a principal amount of $[                    ], accrued and unpaid interest on such principal amount at the interest rates provided in the Note to the Conversion Date of $[                    ] and Default Interest on such accrued and unpaid interest of $[                    ])]1 be converted into fully paid and non assessable shares of Common Stock in accordance with the terms and conditions of the Note. In accordance with the terms of the Note, by dividing the above Conversion Amount by a Conversion Price of $[    ] (such price being the Conversion Price in effect on the date of this Notice of Conversion), the undersigned has calculated that [                    ] shares of Common Stock (the Conversion Shares) are issuable upon such conversion.

The undersigned requests that stock certificates for the Conversion Shares be issued and delivered to the undersigned at the address set forth below.

In accordance with Section 2(c) of the Note, attached hereto as Exhibit A is the updated Note Ledger, recording the principal amount of the Note to be converted pursuant to this Notice of Conversion and the outstanding principal amount of the Note following such conversion.

Dated:

Signature of Registered Holder

[1]	Only include if the Conversion Amount includes any accrued and unpaid interest on the principal amount to be converted or any Default Interest on such accrued and unpaid interest

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Name of Registered Holder (Print)

Address

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Schedule 1(rr)

Permitted Indebtedness

•	Letter of Credit of $340,000 to Clarendon Hills Investors, LLC related to Sierra Point Office lease

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Schedule 1(ss)(1)

Tercica, Inc.

Investment Policy

The following is the TERCICA, INC. Investment Policy. This document establishes specific guidelines for the investment of TERCICA corporate surplus cash. “Surplus cash” is defined as cash in corporate accounts not immediately required for working capital, capital investment, debt repayment or to meet other outstanding near-term financial obligations. At a minimum, this document shall be reviewed every six months, or at the time of change in the senior or financial management of the company, by the Chief Executive Officer, and the Chief Financial Officer. The major categories covered by this document are:

I. Objectives

II. Liquidity and Maturities Guidelines

III. Investment Restrictions

IV. Concentration Limits

V. MINIMUM ACCEPTABLE CREDIT QUALITY

VI. Marketability

VII. Trade Guidelines

VIII. Treasury Advisor

IX. Investment Performance

X. Fiduciary Discretion

I. OBJECTIVES

The primary objective of this policy is to comply with the Security and Exchange Commission proposed rules of the Investment Company Act of 1993. As such, it is acknowledged that the funds invested in TERCICA are intended for the working capital requirements of the company’s primary business of research and product development.

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The secondary objective is to obtain above-market returns versus industry averages. In meeting these two objectives, the Chief Financial Officer and CAO shall maintain systems and procedures that ensure the:

a.	Preservation of capital,

b.	Anticipation of liquidity requirements,

c.	Diversification of investments to minimize the risk and inappropriate concentrations of investments with any one entity,

d.	Fiduciary control of cash and investments.

Revised (05/03/06)

II. LIQUIDITY AND MATURITIES GUIDELINES

Surplus cash is invested under a plan to provide adequate liquidity for company operations without any loss of principal. Under this plan, daily liquidity is essential. As such, periodic updates shall be reviewed with the company’s Treasury Advisor (as defined in section VII.) not less than on a quarterly basis. Specific restrictions on liquidity are:

a.	At least $500,000 must be available each business day until 10:30 a.m. Pacific Standard time,

b.	At least 5% of funds available with 7 days notice,

c.	Maximum Maturities will not exceed 12 months with weighted average Maturities to be maintained at 6 months or less (for securities which have put dates, reset dates, or are traded based on their average maturity, or average life, the put date, reset date, or average maturity or average life will be used, instead of the final maturity date, for maturity guideline purposes),

d.	Repositioning of these securities before their maturity, generating small gains or losses, is permitted for managing liquidity requirements only. Any repositioning of securities causing a gain or loss must be pre-approved by the CFO for fiduciary control purposes.

III. INVESTMENT RESTRICTIONS

Investments shall be made in the context of the following investment guidelines:

Eligible Investments:

a.	Direct obligations of the U.S. Treasury, including bills, notes and bonds,

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b.	Obligations issued or guaranteed by agencies or instrumentality’s of the U.S. governments,

c.	Bank obligation, including certificates of deposit, banknote time deposits and bankers acceptances.

d.	Corporate obligations, including intermediate term notes, commercial paper (foreign and domestic issues) and floating rate notes.

e.	Repurchase agreements collaterized at a minimum of 102% with U.S. Treasury securities or other securities rates “AAA” or equivalent that would be permitted by this policy,

f.	Money market funds over $1 billion in assets, with an historical constant dollar net asset value, consisting of acceptable securities as stated above are appropriate for investing, as long as the fund’s manager has been in business over five years, has name recognition, and has performance that is easily tracked,

g.	Taxable and tax exempt Municipal Securities, municipal notes, commercial paper, taxable and tax-exempt auction rate floaters, floating rate notes; Municipal Notes, and Bonds,

h.	U.S. and dollar denominated International corporate debt of all types is acceptable as long as the issuer meets credit rating and marketability guidelines,

i.	Derivative instruments are ineligible as investments. This would cover all investments where the value is based on an underlying variable causing the coupon and/or the maturity value to be unknown for the life of the security, at the time of purchase,

j.	Asset-Backed Securities

k.	Trends for a given company or industry must be reviewed periodically with Tercica by the Treasury Advisor and adjustments in percentage positions made accordingly. Should an investment held in TERCICA portfolio fall short of prescribed guidelines, notification from its Treasury Advisors are expected to be made to the CFO or CAO within 2 business days.

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IV. CONCENTRATION LIMITS

Diversification of the portfolio will be a tool for minimizing risk while maintaining liquidity. They following parameters will be adhered to in managing the portfolio:

a.	Obligations of the U.S. Government and have no concentration limits, No more than 50% of the portfolio shall be invested in any single GSE/Federal Agency securities at time of purchase,

b.	A maximum of 5% will be invested in any one issuer except for the U.S. Government at time of purchase,

c.	No more than 10% of the portfolio in entities or issuers of any one country other than the U.S,

d.	U.S. bank and insurance company securities (CDs, commercial paper, BA’s, etc.), must not in total exceed 60% of the portfolio. Holdings of one issuer cannot exceed 5% of the total portfolio at the time of purchase,

e.	No investment will be permitted in common stocks, preferred stocks, options (put or calls), commodities, foreign securities, futures or mutual funds whose underlying securities are ineligible investments according to this investment policy.

V. MINIMUM ACCEPTABLE CREDIT QUALITY

The obligor must be rated in the rating category as indicated below by at least one of the Nationally Recognized Statistical Rating Organizations (NRSROs) for municipal securities and at least two for non-municipal securities. Non-rated, pre-refunded issues may be purchased if collateralized by U.S. Treasuries /Agencies.

	S&P	Moody’s	Fitch
Minimum Short Term Rating	A-1/SP-1	P-1/MIG-1	F-1
Minimum Long Term Rating	A-	A3	A-

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VI. MARKETABILITY

All securities are to be purchased through investment banking and brokerage firms of high quality and reputation, with a history of making markets for the securities in which we invest. In the unlikely event that securities must be sold before their maturity, the securities must be easily re-marketed. To accomplish this, the securities must be conventional “products” with strong name recognition.

VII. TRADE GUIDELINES

All purchases and sales will be executed at the best net price with the principal dealers and banks in the particular securities. U.S. Government, U.S. Federal Agency and repurchase agreement securities brokers will be limited to the list of Primary Government Securities Dealers published by the Federal Reserve Bank. All securities purchased will be in the name of the account of the nominee name of the custodian bank.

VIII. TREASURY ADVISOR

The company shall establish a relationship with a Treasury Advisor to assist in the administration of these guidelines. The Treasury Advisor shall have the responsibility of:

a.	Adherence to TERCICA Investment Policy,

b.	Discretionary Authority to make investment decisions on a discretionary basis regarding all assets placed under its jurisdiction. Such “discretion” includes decisions to buy, hold and sell securities (including cash equivalents) in amounts and proportions that are reflective of the Treasury Advisor’s current investment strategy within the guidelines set forth in this policy,

c.	Communication:

1.	With TERCICA on a timely basis of major changes in its investment outlook, investment strategy, asset allocation, and other matters affecting its investment policies or philosophy,

2.	Whenever the Treasury Advisor believes that any particular guideline should be altered or deleted, it will be the Treasury Advisor’s responsibility to initiate written communications with TERCICA expressing its views and recommendations,

d.	Reporting:

1.	Timely notices of transaction activity as well as monthly performance reports.

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2.	Any information needs to assist TERCICA in conduction an evaluation of portfolio management will be expected on a timely basis.

e.	Compliance with Appropriate Legislation:

1.	The Treasury Advisor is responsible for strict compliance with federal and state law as it pertains to its duties and responsibilities as a fiduciary.

2.	The Treasury Advisor shall be registered under the Investment Advisory Act of 1940.

The company shall review the performance of the Treasury Advisor as noted in section IX.

IX. INVESTMENT PERFORMANCE

The Treasury Advisor will issue a quarterly investment performance analysis using time-weighted measures. At a minimum, a quarterly meeting will be held with the CFO or CAO to review performance figures.

X. FIDUCIARY DISCRETION

The CFO is responsible for securing and managing investments and cash for operations and has full discretion to invest any excess capital subject to strict adherence to these guidelines

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Schedule 1(ss)(2)

Permitted Investments

•	Loan to Employee of $35,000

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Schedule 1(tt)

Permitted Liens

•	Letter of Credit of $340,000 to Clarendon Hills Investors, LLC related to Sierra Point Office lease

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Schedule 7(c)

Financing Statements

None.

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Schedule 11(f)

Senior Debt

None.